Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

ORBCOMM Inc.

Fort Lee, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 13, 2011, relating to the financial statements of StarTrak Systems, LLC (“StarTrak”) as of and for the years ended June 30, 2010 and 2009 appearing in the Amendment No. 1 to Current Report on Form 8-K/A of ORBCOMM Inc. dated August 1, 2011. Our report contains an explanatory paragraph regarding StarTrak’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

April 16, 2012